Exhibit 23.1

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement Form S-8 No. 333-07377 pertaining to the 1995 Stock Option Plans, in Registration Statement Form S-8 No. 333-53400 pertaining to the Special Purpose Stock Option Plan, in Registration Statement Form S-8 No. 333-73000 pertaining to the 2001 Employee Stock Purchase Plan, in Registration Statement Form S-8 No. 333-73002 pertaining to the 2000 Stock Option Plan and in Registration Statement Form S-8 No. 333-72998 pertaining to the 2001 Consultant Stock Purchase Plan of SPAR Group, Inc. of our report dated February l5, 2002 appearing in this Annual Report on Form 10-K of SPAR Group, Inc. for the year ended December 31, 2001.


                                                      /s/ Ernst & Young LLP

Minneapolis, Minnesota
March 27, 2002